Exhibit 10.35

Sixth Amendment to
Adaptec, Inc. Savings and Retirement Plan

THIS SIXTH AMENDMENT to the Adaptec, Inc. Savings and Retirement Plan, originally effective January 1, 1986 and most recently restated in its entirety January 1, 1997, as amended (the "Plan"), is adopted effective as of January 1, 2008:

The Plan is hereby amended as follows:

1. Section 1.7(a) of the Plan is amended in its entirety to read as follows:

"1.7 "COMPENSATION" shall mean:

      (a) For purposes of determining Elective Deferral Contributions and Employer Matching Contributions under Sections 3.1 and 3.2(b), subject to the limitation under Treasury Regulation section 1.401(k)-1(e)(8), Compensation shall mean base wage or salary payments, overtime, payments under the Adaptec Incentive Plan, merit lump sum bonuses, commissions, shift differentials, and payments for paid time off and any elective deferral as defined in section 402(g)(3) of the Code and any amount which is contributed or deferred by the Employer at the election of the Participant and which is not includable in the Participant's gross income by reason of section 125 or 457 of the Code. Compensation shall be limited to that actually paid (or would have been paid but for a cash or deferred election) during the applicable period and in accordance with Treasury Regulation section 1.401(k)-1(e)(8). Compensation shall not include moving allowances, car allowances, bonuses (except payments under the Adaptec Incentive Plan and merit lump sum bonuses), severance pay, post-termination payments made pursuant to an agreement, relocation payments or other compensation not included above. Compensation shall not include amounts which have been deferred pursuant to a non-qualified deferred compensation plan or amounts which are paid pursuant to such a deferred compensation plan. Compensation shall not exceed the maximum dollar limit established under section 401(a)(17) of the Code, as adjusted for increases in the cost-of-living pursuant to section 401(a)(17)(B) of the Code ($230,000 in 2008).

2. Section 15.1 of the Plan is amended in its entirety to read as follows:

"15.1 Limitation of Annual Additions.

      (a) Definitions.

(1) Annual Additions. "Annual Additions" means, with respect to each Participant, the sum of employer contributions, employee contributions and forfeitures as specified and defined in Treasury Regulation section 1.415(c)- 1(b) for the Limitation Year under this Plan, or any other defined contribution plan to which contributions are or have been made on behalf of Participants in this Plan or that is required to be aggregated after applying the provisions of Treasury Regulation section 1.415(f)-1("Other Plan(s)").

(2) Excess Amount. "Excess Amount" means the amount of Annual Additions which, if credited to a Participant's Account under this Plan and any Other Plan(s) for a Limitation Year, would exceed the maximum Annual Additions permitted under section 415(c)(1) of the Code and as set forth in paragraph (b) below.

(3) Limitation Year. "Limitation Year" means the twelve-consecutive month period ending on the last day of the Plan Year. If the Limitation Year is amended (or deemed amended under Treasury Regulation section 1.415(j)-1) to a different twelve- consecutive month period, then the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made effective.

      (b) Maximum Annual Additions. The amount of Annual Additions that may be credited to the Participant's Account under this Plan and any Other Plan(s) for any Limitation Year shall not exceed the lesser of:

(1) the dollar amount specified in section 415(c)(1)(A) of the Code, as adjusted annually for increases in the cost-of-living pursuant to section 415(d) of the Code (i.e., $46,000 for Limitation Years beginning in 2008), or

(2) one hundred percent (100%) of the Participant's Compensation for the Limitation Year. The limitation with respect to Compensation shall not apply to an individual medical benefit account (as defined in section 415(l) of the Code) or a post- retirement medical benefits account for a key employee (as defined in section 419A(d)(1) of the Code). If a short Limitation Year is created because of an amendment changing the Limitation Year to a different twelve-consecutive month period, then the maximum amount will not exceed the dollar limitation set forth in subparagraph (1) above, multiplied by the following fraction the numerator of which is the number of months in the Short Limitation Year and the denominator of which is twelve.

       (c) Disposition of Excess Amount. If an Excess Amount exists for one or more Participants for a Limitation Year, such Excess Amount shall be disposed of or corrected under the permissible methods provided for under the Employee Plans Compliance Resolution System or other applicable guidance. Amounts held in the suspense account as a result of a correction as provided above shall be held unallocated and shall be used to reduce current or future Employer Matching Contributions or Employer Discretionary Contributions until the suspense account is reduced to zero. Earnings attributable to the assets of the Trust shall be allocated to the suspense account. No contributions to this Plan or, if applicable, Other Plan(s), shall be made by the Employer while there is an outstanding balance in such suspense account. Upon the termination of the Plan, any outstanding balance in the suspense account shall revert to the Company, or if applicable, the Employer that made such contributions to the Plan."

3. Section 15.7 of the Plan is amended in its entirety to read as follows:

"15.7 Definition of Compensation.

       (a) For purposes of this Article XV, Compensation, subject to paragraphs (b), (c) and (d) below, means compensation as defined in Treasury Regulation section 1.415(c)-2(d)(2) which, except as set forth below, includes:

(1) all of an Employee's wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code), including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation section 1.62-2(c)).

(2) Compensation shall not include the following:

(A) amounts described in sections 104(a)(3), 105(a), or 105(h) of the Code, that are includible in gross income;

(B) amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under section 217 of the Code;

(C) amounts includible in the gross income of an Employee upon making the election described in section 83(b) of the Code;

(D) amounts that are includible in the gross income of an Employee under the rules of sections 409A or 457(f)(1)(A) of the Code or because the amounts are constructively received by the Employee;

(E) contributions (other then elective contributions described in sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b) of the Code) made by the Employer to a plan of deferred compensation (including a simplified employee pension plan described in section 408(k) of the Code or a simple retirement account described in section 408(p) of the Code, and whether or not qualified) to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed or any distributions from a plan of deferred compensation (whether or not qualified) regardless of whether such amounts are includible in the gross income of the Employee when distributed;

(F) amounts realized from the exercise of a nonstatutory stock option (which is an option other than a statutory option as defined in Income Tax Regulation Section 1.421-1(b)), or when restricted stock or other equity-based compensation awards or other property held by the Employee either becomes vested, freely transferable or is no longer subject to a substantial risk of forfeiture;

(G) the value of a nonstatutory option granted to an Employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the Employee for the taxable year in which granted;

(H) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option (as defined in Treasury Regulation section 1.421-1(b)); or

(I) other amounts that received special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in section 125 of the Code).

       (b) Compensation shall include only those amounts that are actually paid or made available to the Employee during the Limitation Year, or, if earlier, includible in the gross income of the Employee during the Limitation Year, and prior to the Employee's severance from employment (as defined in Treasury Regulation section 1.415(a)-1(f)(5)) with the Employer. Compensation is treated as paid on a date if it is actually paid on that date or it would have been paid on that date but for an election under sections 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i) or 457(b) of the Code. Except as provided herein, any compensation paid after severance from employment is not included in Compensation. Notwithstanding the foregoing, "regular pay" and "leave cashouts" after severance from employment are included in Compensation if the amounts are paid to the Employee by the later of two and one-half (2 1/2) months after severance from employment with the Employer maintaining the Plan or the end of the Limitation Year that includes the date of severance from employment. For purposes of this paragraph "regular pay" is regular compensation for services during the Employee's regular working hours, or compensation for services outside the Employee's regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments. For purposes of this paragraph "leave cashouts" are amounts for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if the Employee had continued in employment with the Employer. In addition, payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in section 414(u)(1) of the Code) to the extent those payments do not exceed the amount the individual would have received if the individual had continued to perform services for the Employer, rather than entering qualified military service shall be included in Compensation.

      (c) The annual Compensation of each Employee that is taken into account for any Limitation Year under the Plan shall not exceed the limit prescribed under section 401(a)(17) of the Code, as adjusted for increases in the cost-of-living pursuant to section 401(a)(17)(B) of the Code, for a twelve (12) month Limitation Year ($230,000 in 2008). The annual adjustment pursuant to section 401(a)(17)(B) of the Code in effect for a calendar year applies to the Limitation Year that begins in such calendar year. If a Limitation Year consists of less than twelve (12) months, then the annual Compensation limit shall be adjusted to an amount equal to the otherwise applicable limit for such Limitation Year multiplied by a fraction, the numerator of which is the number of months in the short Limitation Year and the denominator of which is twelve (12). If the Limitation Year is not the calendar year, then the section 401(a)(17) of the Code compensation limit that applies to such Limitation Year is the section 401(a)(17) of the Code compensation limit in effect for the respective calendar year which such Limitation year begins.

       (d) The determination of the amount of Compensation for an Employee shall be made by the Employer (or its authorized designee) that employs the Employee, in accordance with the records of the Employers, and shall be final, binding and conclusive."

Except as modified by this Amendment, all the terms and provisions of the Plan, as previously amended, shall remain in full force and effect.

Executed this 9th day of December, 2008.

ADAPTEC, INC. SAVINGS AND
RETIREMENT PLAN ADMINISTRATIVE
COMMITTEE

By:	/s/ Kerstin Aiello
Title:	Benefits Manager